Subsidiaries of Providence Resources, Inc.                                               Exhibit 21

Providence Resources, Inc.

PRE Exploration, LLC (formerly Providence Exploration, LLC)

PDX Drilling I, LLC	PRT Holdings, LLC (formerly Providence Resources, LLC)	Comanche County Pipeline, LLC (90% ownership)